Exhibit 10.19

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of August 7, 2007, between TITAN MACHINERY INC., a North Dakota corporation with its principal offices located in Fargo, North Dakota, and BREMER BANK, N.A., a national banking association with offices located in Lisbon, North Dakota.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Bank and the Borrower agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1             Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                                  The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(b)                                 All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Advance” means an advance by the Bank to the Borrower pursuant to Section 2.1, 2.2 or 2.4.

“Borrower Loan Account” means the account on the books of the Bank on which will be recorded Advances made by the Bank to the Borrower pursuant to the Floor Plan Note, payments made on such Advances and other appropriate debits and credits contemplated by this Agreement.

“Agreement” means this Loan Agreement together with all amendments, modifications and restatements thereof.

“Bank” means Bremer Bank, N.A., it successors or assigns.

“Borrower” means Titan Machinery Inc., f/k/a Meyer Equipment Inc.

“Borrowing Base Certificate” means a writing, in the form of Exhibit “A” attached hereto, completed and signed by the Borrower as contemplated by this Agreement.

“Collateral Documents” means the security agreement, financing statement, pledges, intercreditor agreements, assignment of life insurance, landlord disclaimer and consent agreements and all other collateral documents referred to in Section 3.1 and Section 8.20.

“Cost of Goods Sold” shall have the meaning assigned to it in accordance with GAAP.

“Current Assets” shall mean the aggregate amount of the Borrower’s assets properly shown as current assets on its balance sheet, determined in accordance with GAAP, minus the following:  receivables and other amounts due from any shareholder, director, officer or employee of the Borrower, and receivables and other amounts due from any other related or affiliated Person of the Borrower.

“Current Liabilities” shall mean the aggregate amount of the Borrower’s liabilities properly shown as current liabilities on its balance sheet, determined in accordance with GAAP.

“Debt” shall mean the aggregate amount of the Borrower’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP, less any liabilities that constitute Subordinated Debt.

“Eligible Equipment” means the dollar value of all equipment (including vehicles) of the Borrower accounted for at the lower of net book value as determined in accordance with GAAP or the appraised value of such equipment as determined by Steffes Auction Company or such other auction company selected by the Bank pursuant to an appraisal on terms and conditions satisfactory to the Bank.  Without limiting the discretion of the Bank to consider any item of equipment not to be Eligible Equipment, and by way of example only of types of equipment that the Bank will consider not to be Eligible Equipment, notwithstanding any earlier classification of eligibility, the following shall not be considered Eligible Equipment (i) any equipment which is not located on the Premises of the Borrower; (ii) any equipment which is obsolete or not useable in the normal course of the Borrower’s operations; and (iii) any equipment in which the Bank does not have a perfected security interest constituting a first lien.

“Eligible Equipment Inventory” means the dollar value of New Equipment Inventory and Used Equipment Inventory of the Borrower in which the Bank holds a first perfected security interest accounted for at the lower of cost or fair market value computed on a first-in-first-out basis in accordance with GAAP, which New Equipment Inventory and Used Equipment Inventory has been paid for by the Borrower in full and provided, further, that Eligible Equipment Inventory, shall not, in any event, include:

(a)                                  inventory which is (i) in-transit; or (ii) not located on the Borrower’s Premises or in another location approved by the Bank in writing; or (iii) not subject to an effective financing statement filed by the Bank to perfect a first security interest in such inventory; or (iv) on consignment to or from any other Person or subject to any bailment; or (v) subject to any lien in favor of any Person other than the Bank;

(b)                                 raw materials and work in process;

(c)                                  supplies, packaging and parts inventory;

(d)                                 inventory that is damaged, obsolete or not currently saleable in the normal course of the Borrower’s operations;

(e)                                  inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof; and

(f)                                    inventory otherwise deemed ineligible by the Bank in its sole discretion.

“Eligible Parts Inventory” means the dollar value of the parts inventory of the Borrower in which the Bank holds a perfected security interest accounted for at the lower of cost or fair market value computed on a first-in-first-out basis in accordance with GAAP.  Without limiting the discretion of the Bank to consider any parts not to be Eligible Parts Inventory, and by way of example only, Eligible Parts Inventory shall not, in any event, include:

(a)                                  parts inventory which are (i) in-transit; or (ii) not located on the Borrower’s Premises or in another location approved by the Bank in writing; or (iii) not subject to an effective financing statement filed by the Bank to perfect a security interest in such inventory; or (iv) on consignment to or from any other Person or subject to any bailment.

(b)                                 parts inventory that is damaged, obsolete or not currently saleable in the normal course of the Borrower’s operations;

(c)                                  parts inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof; and

(d)                                 parts inventory otherwise deemed ineligible by the Bank in its sole discretion.

“Eligible Receivables” means only such accounts receivable of the Borrower as the Bank, in its sole discretion, shall deem eligible.  Without limiting the discretion of the Bank to consider any account receivable not to be an Eligible Receivable, and by way of example only of types of accounts receivable that the Bank will consider not to be Eligible Receivables, notwithstanding any earlier classification of eligibility, the following accounts receivable shall not be considered Eligible Receivables:  (i) any account receivable which is not paid in full within 90 days after it is created; (ii) any account receivable as to which any warranty is breached; (iii) any account receivable as to which the account debtor or other obligor disputes liability or makes any claim; (iv) any account receivable owed by any officer, director or shareholder of the Borrower or any of their relatives or any Person wholly or partly owned or controlled directly or indirectly by any of them or any of their relatives; (v) any account receivable owed by any Person as to whom a petition in bankruptcy or other application for relief is filed under any bankruptcy, reorganization, receivership, moratorium, insolvency or similar law; (vi) any account receivable owed by any Person who makes an assignment for the benefit of creditors, becomes insolvent, fails, suspends business, or goes out of business; (vii) any account receivable owed by the United States government or any agency of the United States government or any account owned by a Native American Sovereign Nation; (viii) any account receivable owed by any Person if 10% or more in amount of accounts receivable owed by such Person to the Borrower are considered ineligible; (ix) consignment receivables; (x) bonded receivables; (xi) any account receivable constituting a retainage; (xii) any account receivable for goods which have not been shipped or work which has not been fully performed; (xiii) any account receivable owed by any Person outside the United States of America; (xiv) any account receivable owed by any Person with whose creditworthiness the Bank becomes dissatisfied; (xv) any intercompany account receivable; and (xvi) any account receivable in which the Bank does not have a perfected security interest constituting a first lien.

In the event the Borrower owes any amount to any Person that owes an account receivable to the Borrower, such amount owed by the Borrower shall be deducted from that portion of the account receivable which would otherwise qualify as an Eligible Receivable and only the difference thereof shall be considered an Eligible Receivable.  No account receivable which does not qualify as an Eligible Receivable shall be considered an Eligible Receivable unless the Bank, upon the written request of the Borrower, states in writing that such account receivable is to be considered an Eligible Receivable.

“Environmental Laws” means all federal, state, local and foreign laws, statutes, codes, ordinances, regulations, requirements, rules and common law relating in any way to any hazardous or toxic materials or the protection of the environment.

“Equity Type Financing” means the sale and issuance by the Borrower of common stock, preferred stock, convertible subordinated debt, subordinated debt or other equity type financing determined by the Bank in its discretion.

“Event of Default” has the meaning specified in Section 7.1.

“Floor Plan Note” means the promissory note referred to in Section 2.2 together with any subsequent renewals, extensions, modifications and substitutions thereof.

“GAAP” means the generally accepted accounting principles in the United States in effect from time to time including, but not limited to, Financial Accounting Standards Board (FASB) Standards and Interpretations, Accounting Principals Board (APB) Opinions and Interpretations, and certain other accounting principles which have substantial authoritative support.

“Guaranty” means the guaranty of the Borrower’s Obligations by the Guarantor.  “Guarantor” means David J. Meyer.

“Letter of Credit” means any one or more irrevocable letters of credit which may be issued by the Bank for the account of the Borrower.  (Nothing in this Agreement shall be construed as a commitment by the Bank to issue any letters of credit for the account of the Borrower.)

“Letter of Credit Amount” means the sum of (i) the aggregate amount available for drawing under any issued and outstanding Letter of Credit, and (ii) amounts drawn under any Letter of Credit for which the Bank has not been reimbursed.

“L/C Application” means an application and agreement for letters of credit in the Bank’s then current standard form.

“Net Worth” shall mean the aggregate amount of the Borrower’s items properly shown as assets on its balance sheet minus the aggregate amount of the Borrower’s items properly shown as liabilities on its balance sheet, determined in accordance with GAAP, plus Subordinated Debt.

“New Equipment Inventory” means new whole goods inventory held for sale by the Borrower in the ordinary course of the Borrower’s business which new equipment inventory (i)

is ready for sale to customers of the Borrower; (ii) meets all standards imposed by any governmental agency; (iii) is located on the Premises of the Borrower; (iv) is not obsolete; (v) is not on consignment to or from any other Person or been sold or otherwise delivered, transferred or conveyed to any other Person or is subject to any bailment or lease; (vi) is subject to a perfected security interest constituting a first lien in favor of the Bank; (vii) does not have more than fifty (50) hours of use; and (viii) is not Used Equipment Inventory.

“Notes” means individually and collectively the Revolving Note, Floor Plan Note and Term Note, together with any subsequent renewals, modifications, extensions and substitutions thereof.

“Obligations” means each and every debt, liability and obligation of every type and description which the Borrower may now or at anytime hereafter owe to the Bank including, without limitation, the indebtedness arising under this Agreement, the Notes and the L/C Applications.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, cooperative or other business entity, unincorporated organization, or government or any agency or political subdivision thereof.

“Premises” means the equipment dealerships operated by the Borrower in Lisbon, Lidgerwood, Kulm, Wishek, Jamestown, LaMoure, Wahpeton, Casselton, Bismarck, West Fargo, and Fargo, North Dakota, Watertown, Aberdeen, Sioux Falls, Rapid City and Redfield, South Dakota, Pipestone, Graceville, Marshall, Fergus Falls, Elbow Lake and Moorhead, Minnesota, Waverly, Kingsley, Le Mars, Cherokee, Anthon, Dike and Sioux City, Iowa.

“Revolving Note” means the promissory note referred to in Section 2.1 together with any subsequent renewals, extensions, modifications and substitutions thereof.

“Subordinated Debt” shall mean Debt that is expressly subordinated to the Bank in a writing acceptable to the Bank.

“Tangible Net Worth” shall mean Net Worth minus the aggregate amount of the Borrower’s items properly shown as the following types of assets on its balance sheet determined in accordance with GAAP; (i) goodwill, patents, non-competes, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs, and other like assets properly classified as intangible; (ii) leasehold improvements; (iii) receivables, loans and other amount due from any shareholder, director, officer or employee of the Borrower, and receivables, loans and other amounts due from any other related or affiliated Person of the Borrower; and (iv) investments or other interests in non-public companies, cooperatives, entities or partnerships.

“Term Note” means the promissory note referred to in Section 2.4 together with any subsequent renewals, extensions, modifications and substitutions thereof.

“Total Loan Value” means (i) seventy-five percent (75%) of the Borrower’s Eligible Receivables; plus (ii) fifty percent (50%) of the Borrower’s Eligible Equipment less an amount equal to the unpaid balance of any obligations owing any Person supplying or financing the purchase of or having a lien or security interest in any equipment, other than the Bank; plus (iii) fifty percent (50%) of the Borrower’s Eligible Equipment Inventory less an amount equal to the unpaid balance of any obligations owing the person supplying or financing the purchase of any equipment inventory or having a lien or security interest in any equipment inventory, other than the Bank; plus (iv) the Borrower’s Eligible Parts Inventory less an amount equal to the unpaid balance of any obligations owing any Person supplying or financing the purchase of any parts inventory or having a lien or security interest in any parts inventory, other than the Bank, all multiplied by fifty percent (50%); less (v) the Letter of Credit Amount; less (vi) the unpaid balance of the Term Note all as determined by the Borrower in accordance with GAAP, consistently applied and as reflected by and determined in accordance with the Borrowing Base Certificate.

“Used Equipment Inventory” means all used whole goods inventory held for sale or rent by the Borrower in the ordinary course of the Borrower’s business which used equipment inventory (i) is ready for sale to customers of the Borrower; (ii) meets all standards imposed by any governmental agency; (iii) is located on the Premises of the Borrower; (iv) is not obsolete; (v) is not on consignment to or from any other Person or been sold or otherwise delivered, transferred or conveyed to any other Person or is subject to any bailment or lease; (vi) is subject to a perfected security interest constituting a first lien in favor of the Bank; and (vii) is not New Equipment Inventory.

ARTICLE II - AMOUNT AND TERMS OF LOANS

Section 2.1             Revolving Loan.  Subject to the terms and conditions of this Agreement, the Bank may, in its discretion, make Advances to the Borrower under this Section from time to time from the date hereof in the aggregate amount not to exceed at any one time outstanding the sum of Twelve Million Dollars ($12,000,000).  Within the limits set forth in this Section, the Borrower may borrow, prepay and re-borrow under this Section.  The obligation to repay the Advances made pursuant to this Section shall be evidenced by a promissory note payable to the Bank and containing the terms relating to the repayment, interest rate and other matters as set forth in Schedule 2.1 attached to and made a part of this Agreement (“Revolving Note”).

Section 2.1.1             Purpose of Advances.  The purpose for the first Advance under Section 2.1 is to replace, but not satisfy, an existing obligation of the Borrower to the Bank dated July, 28, 2006, in the original principal amount of $7,000,000.  Subsequent Advances under Section 2.1 shall be used solely for the short term working capital requirements of the Borrower.

Section 2.1.2             Making Advances.  Each Advance under the Revolving Note shall be made on written, oral, electronic or telephonic request from any Person purporting to be authorized to request Advances on behalf of the Borrower or in such other manner as the Bank and the Borrower may from time to time agree; which notice or request shall specify the date of the requested Advance and the amount thereof.  Upon the Borrower’s fulfillment of the applicable conditions set forth in Article III, the Bank may disburse the amount of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Bank or in such other manner as the Bank and the Borrower may from time to time agree.  Any request for an Advance, whether written, oral, electronic or telephonic, shall be deemed to be a representation that the statements set forth in Section 3.2 are correct.  Any Advance request pursuant to Section 2.1 shall be made at least one bank business day prior to the date of the desired Advance and shall be made by Kevin Harrison or David J. Meyer or Ted Christianson or Peter Christianson on behalf of the Borrower.  Notwithstanding the immediately foregoing sentence, in the absence of bad faith on the part of the Bank, the Borrower shall be obligated to repay all Advances notwithstanding the fact that the Person requesting the same was not in fact authorized to do so.

Section 2.1.3             Discretionary Advances.  The Borrower understands and agrees that notwithstanding that conditions to Advances and various covenants and Events of Default are set forth herein as would be common to a loan agreement in which the lender made a commitment to lend, the Bank may, in its sole discretion and for any reason whatsoever, refuse to make Advances pursuant to Section 2.1 even though the Borrower may be in perfect compliance with this Agreement.

Section 2.1.4             Loan Advance Formula.  The Borrower’s ability to request Advances pursuant to Section 2.1 shall be limited in the aggregate principal amount at any one time outstanding, to the lesser of:  (a) $12,000,000; or (b) the Total Loan Value.  Notwithstanding anything to the contrary in this Agreement or under the terms of the Revolving Note, if at any time the aggregate principal amount outstanding under the Revolving Note exceeds the lesser of (a) $12,000,000 or (b) the Total Loan Value, the Borrower shall immediately repay to the Bank the amount of the excess which payment shall be applied to the Revolving Note.

Section 2.1.5             Clean Up.  Notwithstanding anything to the contrary contained in this Agreement or the Revolving Note, the Borrower agrees that for a period of fifteen (15) consecutive days during the term of the Revolving Note, there shall be no outstanding balance owing the Bank under the Revolving Note.

Section 2.1.6             Non-Usage Fee.  The Borrower shall pay the Bank a non-usage fee (“Non-Usage Fee”) at an annual rate equal to .50% applied to the average monthly unused amount of the Revolving Note, as determined by the Bank in its reasonable discretion, payable monthly on the 1st day of each month, in arrears.  Any Non-Usage Fee remaining unpaid at the time the Revolving Note is due and payable in full shall be due and payable on that date.

Section 2.2             Floor Plan Loan.  Subject to the terms and conditions of this Agreement, the Bank may, in its discretion, make Advances to the Borrower under this Section from time to time from the date hereof in an aggregate amount not to exceed at any one time outstanding the sum of Two Million Dollars ($2,000,000).  Within the limits set forth in this Section, the Borrower may borrow, repay and reborrow under this Section.  The obligation to repay the Advances made pursuant to this Section shall be evidenced by a master floor plan note payable to the Bank, containing the terms relating to the repayment, interest rate and other matters as set forth in Schedule 2.2 attached to this Agreement (hereinafter referred to as the “Floor Plan Note”).

Section 2.2.1             Purpose of Advances.  The purpose for Advances under Section 2.2 is for the purchase and floor planning of New Equipment Inventory and Used Equipment Inventory by the Borrower.  The first Advance under Section 2.2 is to replace, but not satisfy, an existing obligation of the Borrower to the Bank dated July 28, 2007 in the original principal amount of $2,000,000.

Section 2.2.2             Loan Advances.  Each time the Borrower desires an Advance for the purpose of financing an item of New Equipment Inventory or Used Equipment Inventory pursuant to Section 2.2, the Borrower shall (i) deliver to the Bank a manufacturer’s certificate of origin or certificate of title, as applicable, free and clear of all liens and encumbrances; (ii) deliver to the Bank, in a form satisfactory to the Bank, evidence of the Borrower’s purchase or acquisition of the item of New Equipment Inventory or Used Equipment Inventory, and (iii) complete, sign and deliver to the Bank an advance request in the form attached to this Agreement as Schedule 2.2.2, containing a description and the Borrower’s cost of the item of New Equipment Inventory or Used Equipment Inventory (not previously listed on any schedule submitted under this Section and not previously financed by the Bank or a third party) as to which the Borrower is requesting an Advance, together with such other information as the Bank may require, at which time the Bank may, in its discretion, Advance:  (i) up to ninety percent (90%) of the Borrower’s purchase price for the item of New Equipment Inventory, less applicable discounts, rebates, freight and preparation charges; or (ii) up to seventy-five percent (75%) of the “trade premium” value of the item of Used Equipment Inventory as listed in the most current NAEDA Official Guide published by Iron Solution.  Each Advance under this Section shall be evidenced by an entry in the Borrower Loan Account which shall be conclusive evidence of such borrowing and by the Floor Plan Note.

Section 2.2.3             Borrower Loan Account.  Each Advance made by the Bank hereunder shall be entered by the Bank as a debit in the Borrower’s Loan Account.  The Bank shall also debit or credit, as the case may be, to the Borrower’s Loan Account all other charges, expenses and other items of property chargeable to the Borrower in accordance with the Bank’s customary practice; all payments made by the Borrower on account of the indebtedness evidenced by the Floor Plan Note; and other appropriate debits and credits.  All credits are subject to receipt of final collection of cash by the Bank.

Section 2.2.4             Discretionary Advances.  Notwithstanding that conditions to Advances and various covenants and Events of Default are set forth herein as would be common to a loan agreement in which the lender made a commitment to lend, the Bank may, in its sole discretion and for any reason whatsoever, refuse to make Advances pursuant to Section 2.2 even though the Borrower may be in perfect compliance with this Agreement.

Section 2.2.5             Making Advances.  Each Advance under the Floor Plan Note shall be made on written, oral, electronic or telephonic request from any Person purporting to be authorized to request Advances on behalf of the Borrower, which notice or request shall specify the date of the requested Advance and the amount thereof.  Upon the Borrower’s fulfillment of the applicable conditions set forth in Article III, the Bank may disburse the amount of the requested Advance by crediting the same to the Borrower’s demand deposit account maintained with the Bank or in such other manner as the Bank and the Borrower may from time to time agree.  Any request for an Advance, whether written, oral, electronic or telephonic, shall be deemed to be a representation that the statements set forth in Section 3.2 are correct.  Any Advance request pursuant to Section 2.2 shall be made at least one bank business day prior to the date of the desired Advance and shall be in an amount not less than $5,000 and shall be made by Kevin Harrison or David J. Meyer or Ted Christianson or Peter Christianson on behalf of the Borrower.  Notwithstanding the immediately foregoing sentence, in the absence of bad faith on the part of the Bank, the Borrower shall be obligated to repay all Advances notwithstanding the fact that the Person requesting the same was not in fact authorized to do so.

Section 2.2.6             Curtailments.  In addition to the terms of payment that may be contained in the Floor Plan Note, and unless demanded earlier by the Bank, the Borrower agrees to make additional payments to the Bank in the following manner with respect to each Advance made pursuant to Section 2.2:

(a)                                  Any Advances made by the Bank will be paid in full upon the sale or lease of any item of New Equipment Inventory or Used Equipment Inventory for which the Bank has made an Advance under Section 2.2; and

(b)                               Five percent (5%) of the outstanding principal balance of each Advance shall be due each month beginning on the five (5) month anniversary date of the Advance for the purchase by the Borrower of any item of New Equipment Inventory or Used Equipment Inventory.

Curtailments with respect to New Equipment Inventory and Used Equipment Inventory financed by the Bank prior to the execution of this Agreement, which indebtedness was replaced but not satisfied by virtue of the execution of the Floor Plan Note, shall be in accord with 2.2.6 (a) and 2.2.6 (b) based on the original date of the Advance for that particular item of New Equipment Inventory or Used Equipment Inventory.  Nothing in this Section 2.2.6 shall be construed to waive, extend or otherwise modify the maturity date of the Floor Plan Note.

Section 2.3             Letters of Credit.  The Bank may in its sole discretion, issue for the Borrower’s account, from the date hereof to and including July 31, 2008 or until an Event of Default occurs, whichever occurs first, one or more irrevocable standby letters of credit (each a “Letter of Credit”) to be used to secure payment to supplier(s) of the Borrower in connection with the Borrower’s purchase of inventory from such suppliers.  The Bank shall have no obligation to issue any Letter of Credit to the extent its face amount would exceed, when combined with the face amount of other issued Letters of Credit, the sum of $1,000,000 or, when combined with Advances made under Section 2.1 would exceed the Total Loan Value.  Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrower and the Bank for the benefit of the issuer, completed in a manner satisfactory to the Bank.  The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this

Agreement are inconsistent, the terms of this Agreement shall control.  No Letter of Credit shall be issued with an expiry date later than July 31, 2008.

Section 2.3.1             Payment of Amounts drawn under Letters of Credit Obligation of Reimbursement.  The Borrower civil reimburse the Bank for all draws under any Letter of Credit in accordance with the applicable L/C Application as follows:

(a)                                  The Borrower hereby agrees to pay the Bank on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Bank may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Obligation of Reimbursement”).

(b)                                 Whenever a draft is submitted under a Letter of Credit, the Bank shall make an Advance under Section 2.1 in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Advance thereto.  Such Advance shall be repayable in accordance with and be treated in all other respects as an Advance under Section 2.1.

(c)                                  If a draft is submitted under a Letter of Credit when the Borrower is unable, because an Event of Default then exists or for any other reason, to obtain an Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Bank on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full.  Notwithstanding the Borrower’s inability to obtain an Advance for any reason, the Bank is irrevocably authorized, in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

(d)                                 The Borrower’s obligation to repay any Advance made under this Section 2.3, shall be evidenced by the Revolving Note.

Section 2.3.2 Discretionary Advances.  The Bank may at any time and for any reason refuse to make an Advance or to issue a Letter of Credit for the Borrower’s account whether the Borrower is or is not in compliance with this agreement.  The Bank need not show that an adverse change has occurred in the Borrower’s condition, financial or otherwise, in order to refuse to issue any Letter of Credit.

Section 2.4             Term Loan.  Subject to and upon the terms, covenants and conditions set forth in this Agreement, the Bank agrees to make a single Advance to the Borrower under this Section in the sum of Eight Million Dollars ($8,000,000).  The obligation to repay the Advance made pursuant to this Section shall be evidenced by a promissory note payable to the Bank, containing the terms relating to the repayment, interest rate and other matters as set forth in Schedule 2.4 attached to and made apart of this Agreement (“Term Note”).  The Advance made pursuant to this Section shall not be on a revolving credit basis and, accordingly, the Borrower shall not be entitled to re-borrow upon any repayment.

Section 2.4.1             Purpose of Advances.  The purpose for the Advance under this Section 2.4 is to replace, but not satisfy, an existing obligation of the Borrower to the Bank dated July 28, 2006 in the original principal amount of $6,300,000 and for the long term working capital requirements of the Borrower.

Section 2.5             Payment.  All payments of principal and interest under this Agreement or the Notes shall be made to the Bank in immediately available funds.  The Borrower agrees that the amount shown on the books and records of the Bank as being the aggregate amount of Advances outstanding under the Notes shall be prima facie evidence of the principal amount of the Notes then outstanding.  The Borrower hereby authorizes the Bank, if and to the extent payment is not promptly made pursuant hereto, to charge against the Borrower’s account with the Bank an amount equal to the accrued interest and principle from time to time due and payable to the Bank under the Notes.

Section 2.6             Payment on Non-Business Days.  Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or a holiday for banks under the laws of the State of North Dakota, or the United States, such payment may be made on the next succeeding bank business day, and such extension of time shall in such case be included in the computation of payment of interest on the Notes.

Section 2.7             Late Fees.  The Borrower agrees to pay to the Bank a late payment service charge in an amount equal to five percent (5%) of any installment of principal or interest (excluding any final installment) not received by the Bank with respect to the Notes within ten (10) days of the date due but in no event shall such late payment service charge exceed the maximum amount allowed by law.  Acceptance by the Bank of any late fee shall not constitute a waiver of any Event of Default.

Section 2.8             Prepayment Premium.  The Borrower may prepay the Term Note, in whole or in part, at any time and from time to time subject to the prepayment premium set forth in this Section.  Specifically, the amount of prepayment, if any, in excess of ten percent (10%) of any regularly scheduled principal payment under the Term Note shall be subject to a prepayment premium (which the Borrower shall pay on demand by the Bank) equal to the present value of the income lost by the Bank based upon the difference between the rate of interest with respect to the Term Note at the time of prepayment and the yield on a similar term note priced in the interest rate environment at the time of prepayment over the same remaining pricing maturity.  Any payments on the principal of the Term Note using proceeds of any condemnation or insurance award, from refinancing, from the sale of any of the property subject to the Collateral Documents and any other payments on the principal of the Term Note from any other source in excess of any principal payment scheduled pursuant to the Term Note shall be deemed a prepayment for purposes of this Section.  All prepayments may be applied by the Bank first toward reduction of the last maturing installment or installments of the Term Note and shall not modify the due date or amount of the remaining unpaid installments.

ARTICLE III - CONDITIONS OF LENDING

Section 3.1             Conditions Precedent to Initial Advance.  The willingness of the Bank to consider making the Advances under Article II (including the initial Advance) is subject to the condition precedent that the Bank shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to the Bank:

(a)                                  The Revolving Note, Floor Plan Note and Term Note duly executed.

(b)                                 A certified copy of the resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement, the Notes, Collateral Documents and other matters contemplated hereby.

(c)                                  Copies of the articles of incorporation and bylaws of the Borrower certified by its secretary as being true and correct.

(d)                                 Evidence that the Borrower is in good standing with the office of the North Dakota Secretary of State, Minnesota Secretary of State, South Dakota Secretary of State and Iowa Secretary of State.

(e)                                  The absolute and unconditional guaranty of the Obligations by the Guarantor subject to limitations, if any, set forth in the Guaranty.

(f)                                    Intercreditor agreements executed by Case LLC, Case Credit Corporation, New Holland Credit Company, LLC, New Holland North America, Inc., GE Commercial Distribution Finance Corporation and such other third party creditors of the Borrower as the Bank deems necessary, in form and content satisfactory to the Bank.

(g)                                 As security to assure repayment of the Obligations, an original life insurance policy insuring the life of David J. Meyer for an amount not less than $1,500,000 issued by an insurer acceptable to the Bank, together with a collateral assignment of such policy by the Borrower or owner in the event the Borrower is not the owner or such policy.

(h)                                 A security agreement duly executed and related financing statement, together with any such other documentation required by the Bank, whereby to secure the Obligations of the Borrower to the Bank, the Borrower grants the Bank a perfected security interest in all of the Borrower’s inventory, equipment, fixtures, contract rights, accounts and other rights to payment, deposit accounts and general intangibles whether now owned or hereafter acquired and wherever located and the products and proceeds thereof all as more specifically set forth in the security agreement.

(i)                                     Evidence that the assignment referred to in (g) above is a first assignment and evidence that the security interest granted by the security agreement referred to in (h) above is subject only to the prior liens, if any, contemplated by the intercreditor agreements referred to in (f) above and the purchase money liens contemplated by Section 6.2 (f).

(j)                                   A certificate of insurance evidencing a policy or policies of insurance covering the Borrower’s operations and property as required by Section 5.7 of this Agreement, such policy to insure against all risks and names the Bank as mortgagee/lender loss payee on all property policies which insures the property of the Borrower subject to the Collateral Documents.

(k)                                A signed copy of an opinion of counsel for the Borrower and the Guarantor addressed to the Bank and its participants in form and substance acceptable to the Bank.

(l)                                     A completed Borrowing Base Certificate.

(m)                             Copies of all leases of real property under which the Borrower is a tenant, together with a Landlord’s Disclaimer and Consent in favor of the Bank, in form and content acceptable to the Bank, from the landlord of each such lease properly executed on behalf of such landlord.

(n)                                 Any and all other agreements, documents, instruments and powers as the Bank may require or deem necessary, in its sole discretion, to carry into effect the purposes of the documents described in this Section 3.1 and this Agreement.

Section 3.2             Conditions Precedent to Advance.  The willingness of the Bank to consider making each Advance (including the initial Advance) under Article II is subject to the further conditions precedent that on the date of such Advance.

(a)                                  The representations and warranties contained in Article IV are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(b)                                 No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to consider making the Advances described in this Agreement, the Borrower hereby represents, warrants and certifies to the Bank as follows:

Section 4.1             Existence and Power.  The Borrower is a North Dakota corporation duly organized, validly existing and in good standing under the laws of the State of North Dakota, and is duly licensed or qualified to transact business in all jurisdictions, where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.  The Borrower’s chief executive office is located in Fargo, North Dakota.  The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement, the Notes and the Collateral Documents.

Section 4.2             Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of this Agreement, the Notes and the Collateral Documents, has been duly authorized by all necessary corporate action and does and will not (i) require any consent or approval of the shareholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the articles of incorporation or bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement, lease or instrument to which the Borrower is a party or by which its properties may be bound or affected, or (iv) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than under the Collateral Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 4.3             Financial Condition.  The Borrower has furnished the Bank with an audited financial statement as of January 31, 2007.  The financial statement fairly represents the financial condition of the Borrower on the date thereof, and was prepared in accordance with GAAP.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the financial statement.

Section 4.4             Litigation.  Except as set forth in Schedule 4.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened or affecting the Borrower or Guarantor, or the properties of the Borrower or Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse affect on the financial condition, properties or operations of the Borrower or Guarantor.

Section 4.5             Taxes.  The Borrower has filed all federal, state and local tax returns which to the knowledge of the Borrower are required to be filed and has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by them to the extent such taxes have become due.

Section 4.6             Titles and Liens.  The Borrower has good title to each of the properties and assets reflected in the latest financial statement referred to in Section 4.3 free and clear of all mortgages, security interests, liens and encumbrances except for mortgages, security interests and liens disclosed on such financial statement.

Section 4.7             Legal Agreements.  This Agreement constitutes, and the Notes, and the Collateral Documents, when executed and delivered hereunder, will constitute the legal, valid and binding obligations of the Borrower (or the maker thereof), enforceable against it in accordance with their respective terms, except as enforcement may be limited by the application of bankruptcy and other laws effecting creditors’ rights generally.

Section 4.8             Default.  The Borrower is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which its properties are bound or affected.

Section 4.9             Pension Plans.  The Borrower has not established or maintained, or made any contributions to, any employee benefit plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA or, if such a plan has been so established, maintained or contributed to, such plan did not have any “accumulated funding deficiency” (as that term is defined in Section 302 of ERISA) as of the date hereof, and, without limiting the generality of the foregoing, the Borrower has not incurred any material liability to the Pension Benefit Guaranty Corporation with respect to any such plan.

Section 4.10           Environmental Matters.

(a)                                  The Borrower is not in violation of any Environmental Laws; and

(b)                                 No disposal or release of any hazardous or toxic material has occurred on, from or under any property owned, operated or controlled by the Borrower, except as may have occurred in accordance with all applicable Environmental Laws; and

(c)                                  There has been no treatment, manufacturing, refining, handling or storage of any hazardous or toxic material at any property owned, operated or controlled by the Borrower, except as may have occurred in accordance with all applicable Environmental Laws; and

(d)                                 No litigation, investigation or administrative action has been commenced or is pending or threatened, nor has any settlement been reached with any public or private party or parties, or any order issued, relating in any way to any alleged or actual presence, disposal or release of any hazardous or toxic material or any violation of any Environmental Laws with respect to any property owned, operated or controlled by the Borrower; and

(e)                                  The Borrower and all tenants of the Borrower have filed all notices and permit applications required to be filed under the Environmental Laws with respect to their businesses, property and operations; and

(f)                                    Except as set forth in Schedule 4.10(f), at the Borrower has no known contingent liability with respect to its business, property or operations as now or previously owned, operated, controlled or conducted by the Borrower in connection with any hazardous or toxic material or any Environmental Laws.

Section 4.11           Financial Statements/Guarantor.  Any and all financial statements delivered to the Bank by the Guarantor are true and correct in all respects and fairly represent the financial condition of the Guarantor as of their respective dates thereof.  No material adverse changes have occurred in the financial conditions reflected therein since the respective dates thereof.  None of the aforesaid financial statements or any certificate or statement furnished to the Bank by or on behalf of the Guarantor in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.  There is no fact which materially adversely affects or in the future (so far as the Borrower can now foresee) may materially adversely affect the business or prospects or condition (financial or otherwise) of the Guarantor or its properties or assets.  The Guarantor has good title to each of the properties and assets reflected in the financial statements referred to herein, free and clear of all mortgages, security interests, liens and encumbrances except for mortgages, security interests in liens disclosed on such financial statements.

Section 4.12           Use of Loans.  The Borrower is not engaged, or as one or its important activities, in the business of extending credit for the purpose of purchasing or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing any such margin stock.

Section 4.13           Licenses, Franchises, Etc.  The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trade marks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

Section 4.14           Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or any third party is required in connection with the execution and delivery of this Agreement, the Notes, Collateral Documents, Guaranties, or any other agreements or instruments mentioned in this Agreement to which the Borrower or the Guarantor are a party, or in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby or, if required, such consent, approval, order or authorization has been obtained or such registration, declaration or filing has been accomplished or such notice has been given prior to the date hereof.

Each of the representations and warranties made in this Article IV shall be deemed to be repeated and reaffirmed on and as of the date any Advance is made by the Bank to the Borrower pursuant to Article II hereof and as of the date any Letter of Credit is issued pursuant to Article II hereof.

ARTICLE V - AFFIRMATIVE COVENANTS

So long as Obligations to the Bank shall remain unpaid, the Borrower will comply with the following requirements unless the Bank shall otherwise consent in writing, all in form and substance acceptable to the Bank:

Section 5.1             Financial Statements, Litigation, Etc.

(a)                                  The Borrower will deliver to the Bank, as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the audit report of the Borrower with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Bank, all in reasonable detail and all prepared in accordance with GAAP.

(b)                                 As soon as available and in any event on or before April 30`h of each year, the Borrower shall deliver to the Bank a copy of the financial statement of the Guarantor for the immediately preceding year, all in reasonable detail.

(c)                                  The Borrower will deliver to the Bank within 30 days after the end of each calendar month, a balance sheet of the Borrower as of the end of such month, a related statement of earnings and retained earnings for such period and for the year to date, and an accounts receivable aging report and accounts payable report, in reasonable detail and staling in comparative form the figures for the corresponding date and period of the previous year, all prepared in accordance with GAAP.

(d)                                 As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower and calendar year of the Guarantor, the Borrower shall deliver to the Bank copies of the federal and state tax returns (including all forms and supporting schedules) filed by the Guarantor and the Borrower for such year.

(e)                                  Immediately after the commencement thereof, the Borrower shall provide the Bank with notice in writing of all litigation affecting the Borrower or the Guarantor of the type described in Section 4.4 or which seek a monetary recovery against the Borrower or the Guarantor in excess of $50,000.

(f)                                    Immediately upon the occurrence thereof, the Borrower shall give the Bank notice of the occurrence of any Event of Default under this Agreement or any event of which the Borrower has knowledge and which, with the passage of time, or giving of notice or both, would constitute an Event of Default under this Agreement.

(g)                                 Immediately upon the occurrence thereof, the Borrower shall give the Bank notice of any material adverse change in the operations, business, properties, assets or conditions, financial or otherwise, of the Borrower or the Guarantor, which could adversely and materially affect the Borrower’s or the Guarantor’s ability to perform its respective obligations under this Agreement, the Note, the Collateral Documents or the Guaranty.

(h)                               The Borrower will deliver to the Bank within 30 days after the end of each calendar month, and as often as the Bank may request, a completed Borrowing Base Certificate.

(i)                                     The Borrower will deliver to the Bank at such times as the Bank may request, the most current Dealer Statement from Case and New Holland detailing which items of the Borrower’s inventory are subject to floor plan financing from Case and New Holland as well as comparable documentation from GE Commercial Distribution Finance Corporation.

(j)                                     The Borrower will deliver to the Bank at such times as the Bank may request, a monthly inventory report and new inventory orders report of the Borrower.

(k)                                  Concurrently with the delivery of the audit report referred to in (a) above, a certificate by the CEO of the Borrower (i) certifying as to whether there exists an Event of Default on the date of such certificate or if an Event of Default then exists specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in this Agreement, and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s most recent previously delivered audited financial statements and, if any changes occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(l)                                   Concurrently with the delivery of the audit report referred to in (a) above, a certificate of the accounting firm reported on such financial statements stating whether it obtained any knowledge during the course of its examination of such financial statements of the occurrence of an Event of Default, (which certificate may be limited to the extent required by accounting rules and guidelines).

(m)                             The Borrower shall deliver such other information respecting the financial condition and results of operations of the Borrower and the Guarantor as the Bank may from time to time request.

Section 5.2             Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of the Bank, will give any representative of the Bank access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as the Bank may reasonably request.  In addition, the Borrower agrees to permit the Bank or its agents or representatives, at the Borrower’s expense, to conduct periodic collateral audits of the Borrower’s business and inventories, such audits to be conducted not less often than once each calendar quarter should the Bank so desire.

Section 5.3             Compliance with Laws.  The Borrower will comply with the requirements of applicable laws and regulations, the noncompliance with which would materially and adversely affect its business or its financial condition.

Section 5.4             Payment of Taxes and Other Claims.  The Borrower will pay or discharge all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto and all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 5.5             Maintenance of Properties.  The Borrower will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order;

provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in its judgment, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of the Notes.

Section 5.6             Preservation of Existence.  The Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that the Borrower shall not be required to preserve any of its rights, privileges and franchises if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Bank as the holder of the Notes.

Section 5.7             Insurance.  The Borrower shall (i) keep all of its properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards, (ii) maintain adequate insurance at all times with responsible insurance carriers against liability on account of damage to persons or property, and (iii) maintain adequate insurance covering such other risks as the Bank may reasonably request.  For purposes of this Section, insurance shall be deemed adequate if the same is not less extensive in coverage and amount as is customarily maintained by other entities engaged in the same or similar business.  All insurance policies shall name the Bank as loss payee or beneficiary and shall otherwise be acceptable to the Bank.  The Borrower shall provide the Bank with a detailed list of the insurance in effect, setting forth the names of the insurance companies, the amounts and rights of insurance, the dates of expiration, and the properties and risks covered thereby.  Acceptance of the insurance policies referred to above shall not bar the Bank from requiring additional insurance which it deems reasonably necessary.  The policies of insurance referred to herein shall contain an agreement of the insurer to give not less than thirty (30) days advance written notice to the Bank in the event of cancellation of such policy or change affecting the coverage thereunder.  All such insurance companies shall be licensed to transact business in the State of North Dakota or in the state where the property is located.  In the event the Borrower fails to pay any premium on any such insurance, the Bank may do so, and the Borrower shall reimburse the Bank for any such payment on demand.

Section 5.8             Environment.  The Borrower shall remain in compliance with the provisions of all Environmental Laws and shall notify the Bank immediately of any notice of any hazardous discharge or other environmental complaint received from any governmental agency or any other Person and shall immediately contain or remove the same in compliance with all applicable laws and promptly pay any fine or penalty assessed in connection therewith.  The Borrower hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this Section) arising directly or indirectly from the activities of the Borrower, its predecessors in interest, or third parties arising directly or indirectly from any violation of any Environmental Laws.  This indemnity shall survive termination of this Agreement.

ARTICLE VI - NEGATIVE COVENANTS

So long as the Obligations of the Borrower to the Bank remain unpaid, the Borrower agrees that, without the prior written consent of the Bank:

Section 6.1             Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures, installment sale contracts or similar obligations except the following:

(a)                                  Pledges or deposits held by the Borrower under federal and state laws relating to the payroll of the Borrower.

(b)                                 The obligations to the Bank under the Notes.

(c)                                  The indebtedness and obligations described in the financial statement referred to in Section 4.3 of this Agreement.

(d)                                 Purchase money obligations incurred by the Borrower for new inventory purchased by the Borrower in the ordinary course of the operation of the business of the Borrower.

(e)                                  Equity Type Financing contemplated by Section 6.17 including the Equity Type Financing described in Schedule 6.17 attached hereto.

Section 6.2             Liens.  The Borrower will not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired or assign or otherwise convey any right to receive income excluding, however, from the operation of the foregoing:

(a)                                  Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(b)                                 Materialmen’s, merchants’, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(c)                                  Pledges or deposits to secure obligations under workmen’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(d)                                 Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the Borrower’s business or the value of such property for the purpose of such business.

(e)                                  Security interest and liens granted to the Bank under the Collateral Documents.

(f)                                    Purchase money security interests for new inventory purchased by the Borrower from its suppliers in the ordinary course of the operation of the business of the Borrower.

(g)                                 The security interests, mortgages and liens that are reflected on the financial statement of the Borrower referred to in Section 4.3 of this Agreement.

Section 6.3             Conduct of Business.  The Borrower will not enter into or engage in any business which is not presently conducted by the Borrower.

Section 6.4             Sale of Assets.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of any of its assets (whether in one transaction or in a series of transactions) to any Person other than in the ordinary course of business.

Section 6.5             Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby it shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.6             Consolidation/Merger.  The Borrower will not consolidate with or merge into any Person or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger), any assets of any Person.

Section 6.7             Guaranties.  With the exception of its guaranty of certain obligations of the Meyer Family Limited Partnership owing the Bank, the Borrower will not assume, guarantee, endorse or otherwise become liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, nor sell any notes or accounts receivable with recourse.

Section 6.8             Current Ratio.  As measured at the end of each fiscal quarter of the Borrower, the Borrower shall not allow its ratio of Current Assets to Current Liabilities to be less than 1.20 to 1.00.

Section 6.9             Debt to Tangible Net Worth.  As measured at the end of each fiscal year of the Borrower, the Debt of the Borrower shall not exceed the Tangible Net Worth of the Borrower by a ratio greater than 5.00 to 1.00.

Section 6.10           Debt Service Coverage Ratio.  As measured at the end of each fiscal quarter of the Borrower, the Borrower shall not allow its debt service coverage ratio to be less than 1.20 to 1.00 on a rolling twelve month basis.  Debt service coverage ratio shall be defined as the ratio computed when the sum of (i) net operating income; plus (ii) depreciation and amortization expense; plus (iii) interest expense is divided by the sum of (i) current maturities of long term debt; plus (ii) interest expense for interest actually paid; plus (iii) capital expenditures not financed by long term debt.

Section 6.11           Distributions.  Upon the occurrence of an Event of Default, the Borrower shall not make any distributions to the shareholders of the Borrower whether in cash, assets or in obligations of the Borrower; or pay or remit any salary, loan, rent, bonus, consultant fee or other form of compensation to the shareholders of the Borrower or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase or redemption of any shareholder interests; or make any other distribution to the shareholders of the Borrower.

Section 6.12           Subsidiaries.  The Borrower has no subsidiaries [Persons in which the Borrower owns or controls, directly or indirectly, 50% or more of the voting ownership interest of such Person (“Subsidiaries”)) or affiliates and shall not create or penult to exist any Subsidiaries of the Borrower.

Section 6.13           Investments; Loans.  The Borrower shall not make or permit to exist any loans or advances to or investments in any Person including, but not limited to, any loans to David J. Meyer and/or C.I. Farm Power, Inc., or their successors or assigns, as contemplated by that certain Loan Facility Agreement dated April 3, 2003 among the Borrower, David J. Meyer and C.I. Farm Power, Inc.

Section 6.14           Fiscal Year.  The Borrower shall not change its fiscal year.

Section 6.15           Organizational Documents.  The Borrower shall not amend, modify, replace or restate its articles of incorporation or bylaws.

Section 6.16           Acquisitions.  The Borrower shall not acquire, in whole or in part, any stock or other ownership interest in any Person nor shall it acquire in any transaction or series of transactions all or a substantial part of any of the assets of any Person.

Section 6.17           Equity Type Financing.  The Borrower shall not remit any payment of principal, dividends or the like, to the holders of any Equity Type Financing so long as any Obligations are owing the Bank.  Notwithstanding the foregoing, provided no Event of Default has occurred or is occurring under this Agreement, the Borrower may remit scheduled payments of principal, dividends or the like to the holders of such Equity Type Financing but then only in the event that any such payments shall not create an Event of Default under this Agreement.  The Borrower shall not amend, modify, replace or restate the Equity Type Financing without the prior written consent of the Bank.  The Equity Type Financing described in Schedule 6.17 constitutes all Equity Type Financing, of any type or description, which the Borrower has issued to date.  Except as may otherwise be specifically set forth in this Section, the payment of principal, dividends and the like with respect to the Equity Type Financing shall at all times be subordinate and subject to the prior payment in full of all Obligations of the Borrower owing the Bank.

Section 6.18           New Equipment Inventory Turnover.  As measured at the end of each fiscal quarter of the Borrower, the Borrower shall not allow its ratio of (i) the Cost of Goods Sold of new equipment inventory to (ii) the dollar value of the Borrower’s new equipment inventory, accounted for at the lower of cost or fair market value computed on a first-in first-out basis to be less than 2.00 to 1.00 on a rolling twelve month basis.

Section 6.19           Used Equipment Inventory Turnover.  As measured at the end of each fiscal quarter of the Borrower, the Borrower shall not allow its ratio of (i) the Cost of Goods Sold of used equipment inventory to (ii) the dollar value of the Borrower’s used equipment inventory, accounted for at the lower of cost or fair market value computed on a first-in first-out basis to be less than 2.00 to 1.00 on a rolling twelve month basis.

Section 6.20           Parts Inventory Turnover.  As measured at the end of each fiscal quarter of the Borrower, the Borrower shall not allow its ratio of (i) the Cost of Goods Sold of parts inventory to (ii) the dollar value of the Borrower’s parts inventory, accounted for at the lower of cost or fair market value computed on a first-in first-out basis to be less than 1 50 to 1.00 on a rolling twelve month basis.

ARTICLE VII - EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1             Event of Default.  “Event of Default,” wherever used herein, means any one of the following events:

(a)                                  Failure to make any payment, when due, of the principal or interest of the Notes.

(b)                                 Any representation or warranty made by the Borrower in this Agreement or by the Borrower or the Guarantor in any certificate, instrument or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.

(c)                                  Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or by the Borrower or the Guarantor or any maker of any covenant or agreement in the Collateral Documents, Guaranty, Notes or any other agreement with the Bank (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with).

(d)                                 The Borrower or the Guarantor shall voluntarily file, or have filed against them involuntarily, a petition for liquidation, reorganization, adjustment of debt or similar relief under the federal Bankruptcy Code or any present or future state or other federal bankruptcy or insolvency law, or a receiver, trustee, or similar officer shall be appointed for it or for all or a substantial part of their property.

(e)                                  The rendering against the Borrower or the Guarantor of a final judgment, decree or order for the payment of money and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

(f)                                    A default under any bond, debenture, note or other evidence of indebtedness of the Borrower or the Guarantor (including to the Bank) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument.

(g)                                 The Collateral Documents shall, at any time after their execution and delivery and for any reason, cease (i) to create a valid and perfected first priority lien/security interest (unless otherwise provided for in this Agreement) in and to the property purported to be subject to such Collateral Documents; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the maker of such Collateral Documents, or the maker shall deny it has any further liability or obligation under the Collateral Documents.

(h)                               If the Borrower shall dissolve or no longer cease to be a validly existing corporation under the laws of the State of North Dakota or be authorized to do business in the State(s) of South Dakota, Iowa, Minnesota or any other jurisdiction in which it is required to be authorized to do business.

(i)                                     If David J. Meyer shall die and arrangements satisfactory to the Bank have not been made with the Bank within sixty (60) days of the date of his death with respect to the payment of the guaranty liability of David J. Meyer.

(j)                                     If the Guaranty shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny any further liability under its Guaranty or shall fail to perform its obligations under its Guaranty or revoke its Guaranty.

(k)                                  In the event David J. Meyer shall own less than 51% of the voting stock of the Borrower.

(l)                                     In the event the Borrower is no longer authorized, for any reason, to be a full service Case or New Holland dealer at any one of its dealerships located at the Premises.

Section 7.2             Rights and Remedies.  Immediately upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Bank, the Bank may exercise any one or more of the following rights and remedies:

(a)                                  The Bank may, without notice to the Borrower, declare all Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Obligations, all such accrued but unpaid interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)                                 The Bank may, without notice to the Borrower, and without further action, set-off and apply any and all money owing by the Bank to the Borrower to the payment of the Obligations, then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower.

(c)                                The Bank may exercise and enforce the rights and remedies available to it under the Notes, Collateral Documents, Guaranty or any other agreement or by law.

ARTICLE VIII - MISCELLANEOUS

Section 8.1             No Obligation To Renew.  The Borrower understands and expressly agrees that the Bank is under no obligation to renew or extend this Agreement, or the Notes, or provide any other or additional financing.  The Bank’s decision with respect to any renewals, extensions or additional financing will be a separate, independent decision and may involve factors other than, or in addition to, the Borrower’s creditworthiness or prior relationship with the Bank.

Section 8.2             No Waiver; Cumulative Remedies.  No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.3             Amendments.  No amendment, modification, termination or waiver of any provision of this Agreement, the Collateral Documents, the Notes, the Guaranty, or any other document contemplated by this Agreement, or consent by the Bank to any departure therefrom shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.4             Addresses for Notices.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing and mailed or delivered to the applicable party at its address indicated below:

If to the Borrower:

Titan Machinery Inc.

ATTN:  David J. Meyer

PO Box 10818

Fargo, ND 58106-0818

If to the Bank:

Bremer Bank, NA.

ATTN:  Wes Well

PO Box 273

Lisbon, ND 58054-0273

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section.  All such notices, requests, demands and other communications shall, when mailed, be effective when deposited in the mails, addressed as aforesaid, except that notices or requests to the Bank pursuant to any of the provisions of Article II shall not be effective until received by the Bank.

Section 8.5             Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same instrument.

Section 8.6             Binding Effect, Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower, and the Bank, and its respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

Section 8.7             Governing Law.  The loan to the Borrower as evidenced by this Agreement was negotiated and made within the State of North Dakota and, accordingly, shall be governed by, and construed in accordance with, the laws of the State of North Dakota.

Section 8.8             Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.9             Further Assurances.  The Borrower agrees to do such further acts and things and execute and deliver such agreements, powers and instruments as the Bank may reasonably require or deem necessary to carry into effect the purposes of this Agreement.

Section 8.10           Conflicting Provisions.  This Agreement shall control with respect to any of its provisions that conflict or are inconsistent with the Notes, Collateral Documents, Guaranty and any other such documents executed in connection with this Agreement, but to the extent not conflicting or inconsistent, the Notes, Collateral Documents, Guaranty and any other such documents executed in connection with this Agreement, shall be in full force and effect.

Section 8.11           Relationship.  The Bank is acting in its sole capacity as a lending institution with respect to the Borrower and there is no partnership or agency relationship created.  The Bank assumes no fiduciary duty and no conditions or suggestions of action or inaction shall be deemed to constitute participation by the Bank in the business of the Borrower.

Section 8.12           Ramification of Provisions.  The Borrower has reviewed this Agreement, the Notes, Collateral Documents, and any other such documents executed in connection with this Agreement, and has had the opportunity to consult with its attorneys regarding the ramifications and effect of this Agreement, the Notes, Collateral Documents, and other such documents executed in connection with this Agreement.

Section 8.13           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and shall not in any way be modified, varied or amended unless in writing signed by the parties.

Section 8.14           Headings.  Such headings used in this Agreement are for the convenience of reference only and shall not affect the construction of this Agreement.

Section 8.15           Jurisdiction/Venue.  The Borrower consents to jurisdiction as to all issues concerning or relating to this Agreement, the Notes and the Collateral Documents with the federal or state district courts designated for Ransom County, North Dakota.

Section 8.16           Expenses.  The Borrower shall, on demand by the Bank, reimburse the Bank for any and all costs and expenses, including without limitation reasonable attorneys’ fees, paid or incurred by either the Bank in connection with (i) the preparation of this Agreement, the Notes, the Collateral Documents, Guaranty and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, which amount shall be paid prior to the making of any Advance hereunder; (ii) the negotiation of any amendments, modifications or extensions to or any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments, modifications or extensions; and (iii) the enforcement by the Bank during the term hereof or thereafter of any of the rights or remedies of the Bank under any of the foregoing documents, instruments or agreements or under applicable law, whether or not suit is filed with respect thereto.

Section 8.17           Adequate Financing.  The Borrower warrants and represents that the extensions of credit provided for under the terms and conditions of this Agreement constitute adequate and sufficient financing by the Bank.

Section 8.18           Participation/Assignments.  The Bank shall have the right, but not the obligation, to assign all or a portion of the indebtedness evidenced by the Notes or grant participation in all or a portion of the indebtedness evidenced by the Notes to other Persons and shall have the right to disclose any and all information, financial or otherwise, regarding the Borrower and the Guarantor to such potential participants and assignees.

Section 8.19           Interest Limitation.  All agreements between the Bank and the Borrower are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity or prepayment of the obligations of the Borrower owing the Bank, shall the amount of interest paid or agreed to be paid to Bank for the use, forbearance, loaning or retention of the obligations of the Borrower owing the Bank exceed the maximum permissible interest rate under applicable law.  If, from any circumstances whatsoever, fulfillment of any provisions of any of the Notes or Collateral Documents shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity.  If, from any circumstances, the Bank should ever receive as interest an amount which would exceed the highest lawful interest rate, such amount which would be in excess of such highest lawful interest rate shall be applied to reduction of the principal balance evidenced by the Notes and not to the payment of interest.  This provision till control every other provision of the Notes and Collateral Documents between the Bank and the Borrower and shall be binding upon and available to any subsequent holder of the Notes.

Section 8.20           Prior Documentation.  The Borrower shall be bound by and shall continue to comply with all documents previously executed and delivered to the Bank including, but not limited to, security agreements, financing statements, subordination agreements except to the extent that this Agreement is inconsistent or conflicting with any such previous agreements or documents.  This Agreement shall replace that certain loan agreement among the Bank and the Borrower dated July 28, 2006.

Section 8.21           Waiver of Jury.  In the interest of expediting any disputes that might arise between the parties to this Agreement, the parties hereby waive their respective rights to a trial by jury of any dispute or claim concerning this Agreement, the Notes, the Collateral Documents and any other documents or agreements contemplated by or executed in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BREMER BANK, N.A.

	By	/s/ Wes Well
Wes Well
President

TITAN MACHINERY INC.

	By	/s/ David J. Meyer
David J. Meyer
Its CEO and Chairman
[Signatures continued]